Quest Solution Reports Q2 Financials, Posts 15% Year over Year Increase in Revenue

Record Sales Reported Throughout the Company

HENDERSON, NV. August 14, 2014 -- Quest Solution, Inc, "The Company" (OTCBB: QUES), is pleased to announce financial results for the quarter ending June 30, 2014. The full 10-Q filing is available on the SEC's website: http://www.sec.gov

Key financial results of operations for the period ended June 30, 2014 are summarized herein:

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For the six months ended June 30, 2014, total gross revenues were $17,166,965, increase of $2,233,246 or 14.95% over the gross revenue of $14,933,719 for the same period ended June 30, 2013

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Gross margin for the company was approximately 19.63% for the 6 months ended June 30, 2014, which is in line with the 2013 gross margin for the same period of 19.39%;

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$694,523 of non-cash expense related to prior year payments has been taken in the current year as well as an additional $124,800 of non-cash expense related to a consulting contract.  This means these two items (which did not cost the company any cash during 2014) equated to a reduction in income by $819,323 of non-cash expenses bringing us to a net loss of $15,886. Without these non-recurring expenses the Company would have recorded an approximate $803,000 of net profit for the period.

“It is affirming to see the significant revenue growth displayed this quarter and over the last six months,” stated Jason Griffith, CEO, Quest Solution, Inc. “While the most recent quarter certainly included some unique costs and expenditures that affected the bottom line, our revenue trajectory and consistent growth margin continues to be positive.”

Milestones from the period include:

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Quest Solution, Inc. Adds Industry veteran, Jim Holt, and Biotechnology Expert Augie Sick to its Advisory Board

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Quest Solution Expands Partnership with Panasonic to Provide Broader Suite of Service for Enterprise Customers

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Quest Solution and Zebra Technologies Enter Into Commercial Agreement

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Name and Symbol Change to Quest Solution, Inc, Begins Trading Under Ticker QUES

“The sales increase reflects an aggressive sales effort during the fiscal year ended December 31, 2013,” added Kurt Thomet, President of Quest Solution, Inc. “The success we’ve enjoyed thus far and the increase in our sales force gives us sufficient reason for optimism in the quarters ahead and we are optimistic about continued success in our identified markets.”  Thomet continued, “2nd quarter is traditionally flat for the industry, but we are positive about the progression we are making on all fronts.”

For more information www.QuestSolution.com

About Quest Solution, Inc.:

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

Information about Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Quest Solution Inc.'s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company's recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Quest Solution Investor Relations & Financial Media:

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